SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2013

PROGREEN PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

380 North Old Woodward Ave., Suite 226, Birmingham, MI	48009
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 530-0770

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 19, 2013, Progreen Properties, Inc. (“Progreen” or the “Company”) entered into an Investment Agreement (the “Agreement”) with American Residential Fastigheter AB (“ARF”), a company formed under the laws of Sweden, which provides generally for an intended investment of $3,000,000 by ARF for the purpose of acquisition of investment properties in the U.S. from the Company.  Under the Agreement, Progreen would be provided with 100% property acquisition and refurbishment financing by ARF, in the form of property loans secured by mortgages on the properties. Once the properties acquired have been reformed and updated to ProGreen standards and subsequently leased, showing a minimum initial return of 9.5% per annum to ARF, the properties would be acquired by ARF as income producing investment properties, managed by ProGreen. ARF recently acquired 100% of American Residential Gap ApS, a Danish company that has previously acquired investment properties from ProGreen.

Pursuant to the Agreement, ARF’s stated plan is to conduct an offering in Sweden to fund an intended investment of up to US$3,000,000 during 2013, with a maximum of 10% of such investment funds designated for subscription, at ARF’s sole option, to purchase Progreen common stock, with a floor price of $.05 per share for any such purchases.

Under the Agreement, Progreen will offer, and ARF will have the option to acquire, fully-leased and managed investment properties, which will show a required minimum yield (as defined in the Agreement) at the time of purchase of 9.5%. Progreen is required to guarantee the contracted rent payment of any property so acquired by ARF for a period of 12 months following the closing of the sale of the property, although Progreen is not required to guarantee the future yield from the property following closing.

ARF’s investment funds would be held in an investment fund account, requiring joint signatures of Progreen and ARF, and disbursed for property acquisition loans and, where ARF exercises its option to purchase Progreen common stock, for that purpose. Once the investment funds are deposited into the escrow account, interest at the rate of 8% per annum will charged to ProGreen on funds in the escrow account and funds withdrawn from the escrow account by Progreen as property loans to fund property acquisitions and refurbishment costs. Interest is payable bi-annually in arrears on funds in the escrow account and property loans. The outstanding principal amount of property loans, and accrued unpaid interest thereon, is due and payable by ProGreen at such time as the property is sold to ARF as a qualified investment property, or when the property is sold to a third party purchaser in the event that ARF declines to acquire the property. Property loans are secured by a mortgage issued in favor of ARF at the time the loan amount is drawn, the mortgage securing the principal amount of the property loan and interest thereon. This mortgage would be extinguished once the property is sold to ARF, or the mortgage loan amount has been repaid by ProGreen.

FOR THE COMPLETE TERMS OF THE INVESTMENT AGREEMENT, PLEASE REFER TO THE COPY OF THE AGREEMENT FILED AS AN EXHIBIT TO THIS REPORT.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.15	Investment Agreement, dated July 19, 2013, between the Company and American Residential Fastigheter AB, filed herewith.

SIGNATURES

      Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

PROGREEN PROPERTIES, INC.

Dated: July 22, 2013	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer